Exhibit 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 6, 2008 between FOSTER WHEELER LTD., a Bermuda company (the “Company”), and RAYMOND J. MILCHOVICH (the “Executive”).

WHEREAS, the Executive and the Company are parties to that certain employment agreement (the “Employment Agreement”), dated as of August 11, 2006 and amended as of January 30, 2007 and February 27, 2007;

WHEREAS, the Executive and the Company wish to further amend and restate the Employment Agreement on the terms and conditions set forth in this Agreement.

ACCORDINGLY, the Company and the Executive hereby agree to amend and restate the Employment Agreement in its entirety as follows:

1.	Employment, Duties and Acceptance.

1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company, in the capacity of chief executive officer of the Company and to perform such other duties consistent with such position (including service as a director or officer of any affiliate of the Company if elected) as may be assigned by the Board of Directors of the Company (the “Board”); provided, however, that the Executive may, subject to approval by the Board, serve on the Board of Directors of not more than two for-profit businesses at any time during the Term that do not compete with the Company and may participate in civic, charitable and industry organizations to the extent that such participation does not materially interfere with the performance of his duties hereunder. The Executive’s title shall be Chief Executive Officer, or such other titles of at least equivalent level consistent with the Executive’s duties from time to time as may be assigned to the Executive by the Board, and the Executive shall have all authorities as are customarily and ordinarily exercised by executives in similar positions in similar businesses in the United States. The Executive shall report solely to the Board. The Company agrees to use its best efforts to cause the Executive to be elected to the Board, and to have the Executive serve as Chairman of the Board throughout his service on the Board during the Term.

1.2 Acceptance. The Executive hereby accepts such continued employment and agrees to render the services described above. During the Term, and consistent with the above, the Executive agrees to serve the Company faithfully and to the best of the Executive’s ability, to devote the Executive’s entire business time, energy and skill to such employment, and to use the Executive’s best efforts, skill and ability to promote the Company’s interests.

1.3 Fiduciary Duties to the Company. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would, directly or indirectly, injure the Company’s business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Company, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to the Company, Executive agrees that Executive shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, Executive shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with the Company’s policies and procedures.

1.4 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the Company’s offices in Clinton, New Jersey, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company. The Executive shall keep his primary residence within reasonable daily commute of the Clinton, New Jersey area throughout the Term.

2.	Term of Employment.

2.1 Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on August 11, 2006 (the “Effective Date”), and shall end on the earlier of (i) the third anniversary of the Effective Date and (ii) such earlier date on which the Term is terminated pursuant to Section 4; provided, however, that upon the third anniversary of the Effective Date, and upon each anniversary thereafter, the Term shall be automatically extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the Term shall not be so extended.

3.	Compensation; Benefits.

3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay to the Executive during the Term a base salary, payable monthly in arrears, at the initial annual rate for fiscal 2008 of $1,031,940 (the “Base Salary”). On each anniversary of the Effective Date or such other appropriate date as may be agreed by the parties during the Term, the Company shall review the Base Salary and determine if, and by how much, the Base Salary should be increased. Once the Base Salary has been increased hereunder, it shall not be decreased. All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations.

3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, if the Company achieves 100% or more of the Company’s target objectives for a fiscal year of the Company, such target objectives which are recommended by the Executive and approved by the Compensation Committee of the Board (the “Compensation Committee”) not later than March 31 of such year, the Executive shall receive an annual bonus (an “Annual Bonus”) equal to the product of (i) the Executive’s Base Salary at the rate in effect at the beginning of such fiscal year and (ii) 100%. Should the Company achieve objectives in a fiscal year which are recommended by the Executive and approved by the Compensation Committee not later than March 31 to be significantly beyond expectations for the Company’s performance for such year, the 100% multiplier set forth in clause (ii) of the preceding sentence shall be increased up to a maximum of two (2) times the foregoing multiplier. Upon recommendation by the Executive and approval by the Compensation Committee not later than March 31 of the year to which it relates, a formula will be established to provide for recognition of threshold objectives below the target and for pro rata awards between the threshold award opportunity and the maximum award opportunity. Any Annual Bonus earned hereunder shall be payable not later than two and one-half months following the end of the fiscal year to which it relates. Except in the event of a termination of the Executive’s employment pursuant to Section 4.4, in the event that the Executive’s employment shall terminate other than on a date which is the last day of a fiscal year of the Company, the Executive’s Annual Bonus with respect to the fiscal year in which employment terminates shall be prorated at target for the actual number of days of the Executive’s employment by the Company during such fiscal year, and such Annual Bonus, if any, shall be payable on the date that executive bonuses are paid generally, whether or not the Executive remains employed on such date, provided, however, that payment shall be made not later than two and one-half months following the end of the fiscal year to which it relates. The Executive shall be entitled to no Annual Bonus in respect of the fiscal year of the Company in which his Employment terminates if such termination is pursuant to Section 4.4.

3.3 Long-Term Incentive. The parties acknowledge and agree that on the Effective Date (known as the “Grant Date”), and subject to the provisions of Section 4 of this Agreement, the Executive received the following:

3.3.1 A grant of a number of shares of common stock of the Company (“Common Stock”) with an economic value as of the Grant Date equal to approximately $4,987,500 (the “Restricted Stock”). The Restricted Stock was granted under the Company’s Omnibus Incentive Plan. The Restricted Stock was issued on the Grant Date.

3.3.2 A grant of stock options to purchase shares of Common Stock with an economic value as of the Grant Date equal to approximately $4,987,500 (the “Options”). The Options were granted under the Company’s Omnibus Incentive Plan and for purposes of such Plan (a) the Options are Nonqualified Stock Options, (b) the exercise price is equal to the Fair Market Value for a share of Common Stock as defined under the terms of the Company’s Omnibus Incentive Plan, and (c) the Expiration Date is the last business day immediately preceding the fifth anniversary of the Grant Date. The Options were issued on the Grant Date. For purposes of Section 3.3.1 and Section 3.3.2 herein, the determination of the number of Restricted Stock and Options to be granted to Executive was consistent with the methodology used by Hewitt Associates for valuing restricted stock and stock options granted to employees of its publicly traded clients.

With respect to the Restricted Stock and the Options issued on the Grant Date, one-third (33-1/3%) of both the Restricted Stock and the Options vested on the first anniversary of such Grant Date, another third vest on the second anniversary of such Grant Date, and the remaining one-third of both the Restricted Stock and the Options vest on the third anniversary of such Grant Date, provided that the Executive is employed on such dates, subject to the provisions of Section 4 of this Agreement. The Executive shall not be eligible to receive any additional regular cycle grants under the Company’s Omnibus Incentive Plan until after the third anniversary of the Grant Date.

The Restricted Stock and Options are governed by separate agreements entered into between the Executive and the Company, and in the event of any inconsistency between such separate agreements and the terms of this Agreement (including, but not limited to Section 4), this Agreement shall govern and control. For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

3.4 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, subject to and in accordance with applicable expense reimbursement and related policies and procedures as in effect from time to time.

3.5 Vacation. During each year of the Term, the Executive shall be entitled to a paid vacation period or periods of five (5) weeks taken in accordance with applicable vacation policy as in effect from time to time.

3.6 Fringe Benefits; Perquisites; Executive Cooperation.

(i) During the Term, the Executive shall be entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and perquisites of the Company as from time to time in effect and made available to senior executives of the Company generally; provided, however, that the Executive shall not be entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by the Company or in any Company split-dollar management life insurance program.

(ii) During the Term, the Executive shall be provided by the Company with the following perquisites:

(a) supplemental term life insurance equal to Executive’s Base Salary;

(b) an annual physical examination;

(c) home office equipment and associated services for business use in Executive’s homes;

(d) should the personal security of the Executive become an issue, reasonable security measures shall be provided by the Company, as required and determined by the Executive and subject to approval by the Compensation Committee of the Board;

(e) annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation; and

(f) Company-furnished automobile or automobile allowance at a level no less favorable than any other executive at or below the Executive’s level.

(iii) Should the Company so elect, the Executive will cooperate in assisting the Company in obtaining a key man life insurance policy on the life of the Executive, the beneficiary of which shall be the Company, including completing all necessary application materials and submitting to one or more physical examinations with a physician of the Company’s choice.

4.	Termination.

4.1 General. Except as otherwise provided in this Section 4, following any termination of the Executive’s employment, the Company shall pay to, provide to, or allow the retention by, the Executive, or his estate or beneficiary, as the case may be, (i) Base Salary earned through the date of such termination; (ii) except in the case of a termination described in Section 4.4, any earned, but unpaid, annual cash incentive or other incentive awards; (iii) a payment representing the Executive’s accrued but unpaid vacation; (iv) any vested, but not forfeited, benefits on the date of such termination under the Company’s employee benefit plans in accordance with the terms of such plans; (v) the vested portion of his Restricted Stock and Options granted under Section 3.3 of this Agreement; and (vi) benefit continuation and conversion rights to which the Executive is entitled under the Company’s employee benefit plans and this Agreement.

4.2 Death. In addition to those payments and benefits described in Section 4.1, if the Executive shall die during the Term, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder, except: (i) the Company shall make a lump sum cash payment to the Executive’s estate or beneficiary, as the case may be, within two (2) months following such termination equal to one (1) year of the Base Salary on the date of such termination; (ii) continuing receipt of the medical benefits described in Section 3.6(i) during the twenty-four (24) month period commencing on the date of such termination; (iii) any granted but unvested Options set forth in Section 3.3 herein shall become vested and exercisable and shall remain so for the period commencing the date of such termination through the earlier of (Y) the second anniversary of such termination, or (Z) the original expiration date; and (iv) any granted but unvested Restricted Stock set forth in Section 3.3 shall become vested.

4.3 Disability. In addition to those payments and benefits described in Section 4.1, if during the Term the Executive shall become physically or mentally disabled (a “Disability”), whether totally or partially, such that the Executive is unable to perform the Executive’s principal services hereunder for a period of not less than one hundred eighty (180) consecutive days, the Company may at any time after the last day of such period (provided that such disability is continuing), by written notice to the Executive, terminate the Term and Executive shall be entitled to no further payments or benefits hereunder, except that the Executive shall be entitled to receive the payments and benefits described in Section 4.2 above, less any payments made to the Executive pursuant to a Company disability insurance plan.

4.4 For Cause. In addition to those payments and benefits described in clauses (i), (ii), (iii), (iv) and (vi) of Section 4.1, if the Company terminates the Executive’s employment for Cause, the Term shall terminate immediately and (i) the Executive shall be entitled to receive no further amounts or benefits hereunder, except as required by law; (ii) all unvested Options and Restricted Stock set forth in Section 3.3 herein shall be immediately forfeited; and (iii) all vested Options and Restricted Stock set forth in Section 3.3 herein which are not forfeited pursuant to clause (ii) of this sentence shall be forfeited on the date which is ninety (90) days following such termination, provided, however, that, for the avoidance of doubt, such Options may not be exercised on a date later than their original expiration date. For purposes of this Agreement, “Cause” shall mean the Executive (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations); (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to the Company; (iii) materially breaching this Agreement which the Executive does not cure within thirty (30) days after the Company provides written notice of such breach to the Executive; or (iv) committing a material violation of the Foster Wheeler Code of Business Conduct and Ethics.

4.5 Without Cause; For Good Reason. In addition to those payments and benefits described in Section 4.1, if during the Term the Company terminates the Executive’s employment without Cause or if the Executive terminates his employment with Good Reason, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder, except: (i) the Company shall make a lump sum cash payment to the Executive within two (2) months following such termination equal to the sum of (a) two hundred percent (200%) of the Base Salary on the date of such termination and (b) two hundred percent (200%) of the Executive’s Annual Bonus at target; (ii) continuing receipt of those benefits described in Section 3.6(i) during the twenty-four month period commencing on the date of such termination, provided, however, that with regard to any benefits described in Section 3.6(i) which are not health or welfare benefits, the Company shall determine, in its reasonable discretion, the value of any such benefits and pay such value in a lump sum within 30 days following such termination; (iii) any granted but unvested Options set forth in Section 3.3 herein shall become vested and exercisable and shall remain so for the period commencing the date of such termination through the earlier of (Y) the second anniversary of such termination, or (Z) the original expiration date; (iv) any granted but unvested Restricted Stock set forth in Section 3.3 shall become vested; and (v) the Company shall pay the reasonable cost of executive-level career assistance services for the Executive by a firm designated by the Executive for a period of twelve months following such termination.

For purposes of this Agreement, “Good Reason” shall mean a material negative change in the employment relationship without the Executive’s consent, as evidenced by the occurrence of any of the following: (i) a material change in the Executive’s position causing it to be of materially less stature or responsibility, or a change in the Executive’s reporting relationship; (ii) following a “Change of Control” (as defined in Section 4.6.2), the relocation of the Executive’s principal place of employment by more than fifty (50) miles; (iii) the Company materially breaches this Agreement; (iv) the Executive is not nominated for election to the Board or, if elected to the Board, is not named as its Chairman, or the Executive is not timely renominated for election to the Board or is involuntarily removed from the Board under circumstances that would not constitute Cause or Disability hereunder; or (v) resignation in compliance with securities/corporate governance applicable law (such as the US Sarbanes-Oxley Act) or rules of professional conduct specifically applicable to such Executive. For each event described in the definition of Good Reason set forth above, the Executive must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure.

The Company shall not terminate the Executive’s employment without Cause prior to the date which is thirty (30) days following the date on which the Company provides written notice of such termination to the Executive; provided, however, that the Executive may waive such notice period in writing.

4.6 Change of Control.

4.6.1 In addition to those payments and benefits described in Section 4.1, if during the Term the Company terminates the Executive’s employment without Cause or the Executive terminates his employment with Good Reason, in each case within the thirteen (13) month period following a Change of Control, or if the Executive terminates his employment for any reason during the thirty (30) day period commencing on the date which is twelve (12) months following a Change of Control, the Term shall immediately terminate and the Executive shall be entitled to no further payments or benefits hereunder, except (i) the Company shall within 30 days following such termination make a lump sum cash payment to the Executive equal to the sum of (a) three hundred percent (300%) of the Base Salary on the date of such termination and (b) three hundred percent (300%) of the Executive’s Annual Bonus at target; (ii) continuing receipt of those benefits described in Section 3.6(i) during the thirty-six month period commencing on the date of each termination provided, however, that with regard to any benefits described in Section 3.6(i) which are not health or welfare benefits, the Company shall determine, in its reasonable discretion, the value of any such benefits and pay such value in a lump sum within 30 days following such termination; (iii) any granted but unvested Options set forth in Section 3.3 herein shall become vested and exercisable and shall remain so for the period commencing on the date of such termination through the second anniversary of such termination, or if earlier, through the remainder of the term of such Options; (iv) any granted but unvested Restricted Stock set forth in Section 3.3 shall become vested; (v) the Company shall pay the reasonable cost of executive-level career assistance services for the Executive by a firm designated by the Executive for a period of twelve months following such termination; and (vi) the payment required, if any, pursuant to Sections 4.6.3.1-7.

4.6.2 For purposes of this Agreement, a “Change of Control” shall be deemed to occur upon: (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company’ s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; (ii) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, or more than 20% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (w) a subsidiary of the Company, (x) an employee benefit plan for employees of the Company or (y) a company formed to hold the Company’ s common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company; or (iii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period, or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

4.6.3.1 If it shall be determined that any payment or distribution of any type to or in respect of the Executive made directly or indirectly, by the Company, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Internal Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

4.6.3.2 All computations and determinations relevant to this Section 4.6.3 shall be made by a national accounting firm selected and reimbursed by the Company from among the five (5) largest accounting firms in the United States (the “Accounting Firm”), subject to the Executive’s consent (not to be unreasonably withhold), which firm may be the Company’s accountants. Such determinations shall include whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code). In making the initial determination hereunder as to whether a Gross-Up Payment is required, the Accounting Firm shall determine that no Gross-Up Payment is required if the Accounting Firm is able to conclude that no “Change of Control” has occurred (within the meaning of Section 280G of the Code). If the Accounting Firm determines that a Gross-Up Payment is required, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter both to the Company and the Executive by no later than ten (10) days following the termination date, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return.

4.6.3.3 If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.

4.6.3.4 As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive.

4.6.3.5 In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section 4.6.3, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, it being acknowledged and understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

4.6.3.6 The Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Section 4999 of the Code to any of the payments and amounts referred to herein and shall afford the Company, at its expense, the opportunity to control the defense of such claim (for the sake of clarity, if the Internal Revenue Service is successful in any such claim or the Executive reaches a final settlement with the Internal Revenue Service with respect to such claim (after having afforded the Company, at its expense, the opportunity to control the defense of such claim), the amount of the Excise Tax resulting from such successful claim or settlement shall be determinative as to whether or not there has been an Underpayment or an Overpayment for purposes of Section 4.6.3.4).

4.6.3.7 Without limiting the intent of this Section 4.6.3 to make the Executive whole, on an after-tax basis, from the application of the Excise Taxes, all determinations by the Accounting Firm shall be made with a view to minimizing the application of Sections 280G and 4999 of the Code of any of the Total Payments, subject, however, to the following: the Accounting Firm shall make its determination on the basis of “substantial authority” (within the meaning of Section 6230 of the Code) and shall provide opinions to that effect to both the Company and the Executive upon the request of either of them.

4.6.4 As soon as technically possible following a Change of Control, the Executive shall receive an immediate payment in cash of the Annual Bonus under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any successor plan, for the year in which the Change of Control takes place equal to the Annual Bonus the Executive received (if any) for the calendar year immediately preceding the year in which the Change of Control took place. If it is determined, after the end of the year in which the Change of Control took place, that the amount of the Annual Bonus that is actually due to the Executive for such year under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any successor plan, exceeds the amount paid pursuant to the preceding sentence, the excess shall be paid to the Executive no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which this Annual Bonus is paid under this Section 4.6.4. It is expressly agreed that the overall Annual Bonus paid for the year in which the Change of Control takes place in no event shall be lower than the Recent Annual Bonus. For purposes of this Agreement, a “Recent Annual Bonus” shall mean a prior year’s Annual Bonus in cash equal to at least the highest “annual short-term incentive award” (as such terminology is defined in the Foster Wheeler Annual Executive Short-Term Incentive Plan) received by the Executive under the Foster Wheeler Annual Executive Short-Term Incentive Plan, or any comparable bonus under any predecessor or successor plan, including any bonus or portion thereof that has been awarded but deferred, for the last three full fiscal years prior to the Change of Control. Notwithstanding anything to the contrary, in the event that during any three year look-back period above, any annual bonus paid and received by Executive under the Foster Wheeler Annual Executive Short-Term Incentive Plan (or any respective predecessor annual incentive plan) was paid by a Foster Wheeler affiliate other than the Company, then any such annual bonus paid by either the Company or any other Foster Wheeler affiliate during the three-year look-back period shall be deemed to be paid by the Company for purposes of this computation.

4.7 End of Term. In addition to those payments and benefits described in Section 4.1, if the Term of this Agreement terminates by reason of the Company’s written notice pursuant to Section 2.1 herein not to extend the Term, the Executive shall be entitled to no further payments or benefits, except that the Company shall make a lump sum cash payment to the Executive within two (2) months following such termination equal to two hundred percent (200%) of the Base Salary on the date of such termination.

4.8 No Mitigation. Upon termination of the Executive’s employment with the Company, the Executive shall be under no obligation to seek other employment or otherwise to mitigate the obligations of the Company under this Agreement.

4.9 Without Good Reason. In addition to those payments and benefits described in Section 4.1, if during the Term the Executive voluntarily terminates his employment other than for Good Reason, the exercise period set forth in Section 5(e)(ii) of the Employee Nonqualified Stock Option Agreement issued to the Executive as of August 11, 2006 (the “Option Agreement”), shall allow the Executive to exercise any vested Option through August 11, 2011. The Executive shall not voluntarily terminate his employment without Good Reason prior to the date which is thirty (30) days following the date on which the Executive provides written notice of such termination to the Company; provided, however, that the Company may waive such notice period in writing.

4.10 Extension for Securities Laws Restrictions. In the event that on the last date on which an Option may be exercised under this Agreement or the Option Agreement, or on the last date on which Restricted Stock may be sold by the Executive under Section 4.4 of this Agreement, applicable law would preclude the Executive from exercising or selling such Option or Restricted Stock, then the expiration of the applicable exercise and sale periods under this Agreement and the Option Agreement shall be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the Option or Restricted Stock would first no longer violate applicable laws. For the purpose of this section 4.10, applicable law shall be deemed to so preclude the Executive if, among other things, his legal counsel has advised him or the Company in writing that he is so precluded.

4.11 Health Benefits. With regard to any continuation of medical and dental benefits (i.e., health benefits) provided under this Section 4, for each month during the 24-month or 36-month (as applicable) continuation period following the Executive’s termination date, (i) the Company shall make a cash payment each month equal to the full monthly premium for such medical and dental benefits minus the active employee cost of such coverage, such full monthly premium to be grossed-up for any applicable income taxes and (ii) the Executive (or his Estate or beneficiaries, as the case may be) shall remit monthly premiums each month for the full cost of any such medical and dental benefits.

5.	Protection of Confidential Information: Non-Competition.

5.1 The Executive acknowledges that the Executive’s services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive’s work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and information which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

5.1.1 except in the course of performing the Executive’s duties provided for in Section 1.1, not at any time, whether before, during or after the Executive’s employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the Company’s or its affiliates’ financial affairs or business processes or methods or their research, development or marketing programs or plans, or any other of its or their trade secrets. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, then, except as prohibited by law, the Executive will promptly notify the Company, take all reasonable steps requested by the Company to defend against the compulsory disclosure and permit the Company to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Company.

5.1.2 to deliver promptly to the Company on termination of the Executive’s employment with the Company, or at any time that the Company may so request, all confidential memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company’s business and all property associated therewith, which the Executive may then possess or have under the Executive’s control.

5.2 In consideration of the Company’s entering into this Agreement, the Executive agrees that at all times during the Term and thereafter, until the first anniversary of the date of the termination of the Term for any reason, the Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with, any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”):

5.2.1 provide services to a “Competitor” (as defined below), as an officer, director, shareholder (excluding any such shareholding by the Executive of no more than 5% of the shares of a publicly-traded company), owner, partner, joint venturer, or in any other capacity, whether as an executive, independent contractor, consultant, advisor, or sales representative; or

5.2.2 call upon any Person who is or that is, at such date of termination, engaged in activity on behalf of the Company or any affiliate of the Company for the purpose or with the intent of enticing such Person to cease such activity on behalf of the Company or such affiliate.

For purposes of this Agreement, “Competitor” means, on any date, a person or entity that is primarily engaged in a material line of business conducted by the Company.

5.3 If the Executive commits a breach of any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company, and, if the Executive attempts or threatens to commit a breach of any of the provisions of Section 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the Executive committing the attempted or threatened breach, it being agreed that each of such rights and remedies shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

5.4 If any of the covenants contained in Section 5.1, 5.2 or 5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5 The period during which the prohibitions of Section 5.2 are in effect shall be extended by any period or periods during which the Executive is in violation of Section 5.2.

5.6 If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

5.7 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

6.	Inventions and Patents.

6.1 The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

6.2 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

7.	Intellectual Property.

Notwithstanding and without limiting the provisions of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.	Indemnification.

In addition to any rights to indemnification to which the Executive is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during and after the Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any subsidiary or affiliate of the Company of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall maintain during the Term and thereafter insurance coverage sufficient in the determination of the Company to satisfy any indemnification obligation of the Company arising under this Section 8.

9.	Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after sent by overnight courier or three days after mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company, to:

Foster Wheeler, Inc.
Perryville Corporate Park
Clinton, NJ 08809-4000
Attention: General Counsel

If to the Executive, to the Executive’s principal residence as reflected in the records of the Company.

10.	General.

10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made between residents thereof and to be performed entirely in New Jersey.

10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3 Except as otherwise provided herein, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4 Other than as expressly set forth in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which the Executive may qualify, nor, shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or its affiliates. For avoidance of doubt, it is agreed and understood that this Agreement shall not supersede or otherwise adversely affect any stock option, restricted stock or other form of equity grant or award provided to the Executive prior to the Effective Date (i.e., August 11, 2006), or any indemnification agreement heretofore entered into between the Company and the Executive. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Company’s affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to this Agreement in connection with the termination of the Executive’s employment, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates, unless specifically provided therein in a specific reference to this Agreement.

10.5 The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay as incurred (within ten days following the Company’s receipt of an invoice from the Executive, which invoice the Executive must submit to the Company not later than March 1 of the year following the year in which the expenses were incurred), to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

10.6 This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive’s services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve the Company from its obligations hereunder to the extent the same are not timely discharged by such assignee. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10.7 The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Term to the extent necessary to the intended preservation of such rights and obligations.

10.8 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the Party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.9 This Agreement may be executed in two or more counterparts, each of which shall he deemed to be an original but all of which together will constitute one and the same instrument.

10.10 (i) Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee,” as defined and applied in Section 409A of the Code, as of his termination date, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, he shall not be entitled to any payments until the earlier of: (i) the first day following the sixth-month anniversary of the termination of the Term, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate as soon as administratively practicable following the sixth-month anniversary of the termination of the Term. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment” for purposes of Section 409A of the Code. In addition, for purposes of Section 409A of the Code, the cash payments to facilitate post-termination medical and health coverage described in Article 4 shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Executive’s termination date) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

(ii) If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without the Executive’s consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code and avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This Section 10.8 does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A of the Code.

10.11 The Executive agrees that Foster Wheeler’s Share Ownership Guidelines, adopted and effective November 6, 2006, apply to the Restricted Stock and Options (as well as any shares resulting from the exercise of the Options) awarded to him on August 11, 2006, notwithstanding any provision in the foregoing Guidelines to the contrary.

11.	Dispute Resolution.

Subject to the rights of the Company pursuant to Section 5.3 above, any controversy, claim or dispute arising out of or relating to this Agreement, the breach thereof, or the Executive’s employment by the Company shall be settled by arbitration with three arbitrators. The arbitration will be administered by the American Arbitration Association in accordance with its National Rules for Resolution of Employment Disputes. The arbitration proceeding shall be confidential, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall take place in the Clinton, New Jersey area, or in any other mutually agreeable location. In the event any judicial action is necessary to enforce the arbitration provisions of this Agreement, sole jurisdiction shall be in the federal and state courts, as applicable, located in New Jersey. Any request for interim injunctive relief or other provisional remedies or opposition thereto shall not be deemed to be a waiver or the right or obligation to arbitrate hereunder. The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. To the extent a party prevails in any dispute arising out of this Agreement or any of its terms and provisions, all reasonable costs, fees and expenses relating to such dispute, including the parties’ reasonable legal fees shall be borne by the party not prevailing in the resolution of such dispute, but only to the extent that the arbitrator or court, as the case may be, deems reasonable and appropriate given the merits of the claims and defenses asserted.

12.	Free to Contract.

The Executive represents and warrants to the Company that he is able freely to accept engagement and employment by the Company as described in this Agreement and that there are no existing agreements, arrangements or understandings, written or oral, that would prevent him from entering into this Agreement, would prevent him or restrict him in any way from rendering services to the Company as provided herein during the Term or would be breached by the future performance by the Executive of his duties hereunder.

13.	Subsidiaries and Affiliates.

As used herein, the term “subsidiary” shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term “affiliate” shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FOSTER WHEELER LTD.

By:	/s/ Diane C. Creel
Diane C. Creel
Chair, Compensation Committee

/s/ Raymond J. Milchovich
Raymond J. Milchovich